SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits to the following information:

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Name:  RMK High Income Fund, Inc.
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Address of Principal Business Office (No. & Street, City, State Zip Code):
        Morgan Keegan Tower, Fifty Front Street, Memphis, Tennessee  38103
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Telephone Number (including area code):  (901) 524-4100; (800) 366-7426
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Name and Address of Agent for Service of Process:
         Charles D. Maxwell, Morgan Keegan Tower, Fifty Front Street, Memphis, Tennessee 38103
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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N8-A: YES [ X ] NO [ ]


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Memphis and State of Tennessee on the 16th day of April, 2003.

                                                 RMK HIGH INCOME FUND, INC.



                                                 By  /s/ Charles D. Maxwell
                                                     --------------------------
[SEAL]                                                 Charles D. Maxwell
                                                       President and Director


Attest: /s/  R. Patrick Kruczek
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                (Name)